Nash Finch Company	NEWS RELEASE
Nash Finch Reports Second Quarter 2008 Results
     MINNEAPOLIS (July 17, 2008) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the twelve weeks (second quarter) ended June 14, 2008.
Financial Results
     Total company sales for the second quarter 2008 were $1.042 billion compared to $1.064 billion in the prior-year quarter, a decline of 2.0%. Sales for the first twenty-four weeks of 2008 were $2.064 billion compared to $2.096 billion in the prior-year period, a decline of 1.5%. Excluding the impact of the sales decrease attributable to a large customer who transitioned to another supplier in mid-2007 totaling $34.3 million in the second quarter and $70.5 million year-to-date, total company sales increased by 1.2% in the second quarter and 1.9% year-to-date. The second quarter was negatively impacted from the shift of Easter to the first quarter in 2008 vs. the second quarter in 2007 by approximately $8.7 million or 0.9%. After adjusting for these items, sales would have increased by 2.1% vs. last year and 1.9% year-to-date.
     Net earnings for the second quarter 2008 were $10.1 million, or $0.77 per diluted share, as compared to net earnings of $9.6 million, or $0.70 per diluted share, in the prior year quarter. Net earnings for the first twenty-four weeks of 2008 were $21.4 million, or $1.62 per diluted share, as compared to net earnings of $14.9 million, or $1.10 per diluted share, in the same prior-year period. Net earnings for both years were affected by several significant items and are detailed in the table below.
     Consolidated EBITDA1 for the second quarter 2008 was $33.6 million, or 3.2% of sales, as compared to $33.3 million, or 3.1% of sales, for the prior year quarter. For the first twenty-four weeks

[1]	Consolidated EBITDA, and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

of 2008, Consolidated EBITDA was $64.2 million, or 3.1% of sales, compared to $58.5 million, or 2.8% of sales, in the same prior-year period. Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.
     The following table identifies the significant net credits affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the second quarter and year-to-date 2008 and prior year results:

	2nd Quarter		YTD
(dollars in millions except per share amounts)	2008	2007	2008	2007

Significant credits (charges)
Gain on sale of intangible asset	$—	0.7	0.3	0.7
Reduction in customer bad debt reserves	—	—	1.8	—
Lease buyout payment	—	—	(1.4)	—
Other	(0.4)	—	(0.7)	—

Significant net credits (charges) impacting Consolidated EBITDA	$(0.4)	0.7	0.0	0.7

Write-off of deferred financing charges	$(1.0)	—	(1.0)	—
Asset impairments and lease costs on closed retail stores	(0.3)	(0.3)	(0.3)	(0.3)
Asset impairments and lease reserve adjustments (net of pmt)	—	(0.8)	2.6	(0.7)
Change in estimate of 2004 special charge	—	1.3	—	1.3
Other	0.2	—	0.2	—

Total significant net credits (charges) impacting earnings before tax	(1.5)	0.9	1.5	1.0

Income tax on significant net credits	0.6	(0.4)	(0.6)	(0.4)
Tax refunds and reversal of previously recorded income tax reserves	1.2	—	2.3	—

Total significant net credits impacting net earnings	$0.3	0.5	3.2	0.6

Diluted earnings per share impact	$0.02	0.04	0.24	0.05

     “In spite of strategic investment activity which temporarily negatively impacted the results of our retail division, we were able to improve Consolidated EBITDA slightly over the prior year as we had expected,” said Alec Covington, President and CEO of Nash Finch. “This was possible due to the strong and dependable performance of both our food distribution and military segments, both of which made solid improvements over prior year.”
Food Distribution Results

	2nd Quarter		%	YTD		%
(dollars in millions)	2008	2007	Change	2008	2007	Change
Sales	$600.1	633.1	(5.2%)	1,194.2	1,247.9	(4.3%)
Segment EBITDA[1]	$25.0	23.7	5.3%	50.2	44.4	13.3%
Percentage of Sales	4.2%	3.8%		4.2%	3.6%
     The decrease in the second quarter and year-to-date 2008 food distribution segment sales versus the comparable 2007 period was primarily attributable to the impact of a large customer which transitioned to another supplier in mid-2007. Excluding the impact of the sales decrease attributable to a large customer who transitioned to another supplier in mid-2007 totaling $34.3 million in the second quarter and $70.5 million year-to-date, food distribution sales increased by 0.2% in the second quarter and 1.4% year-to-date. The shift of Easter to the first quarter in 2008 vs. the second quarter in 2007 created an unfavorable variance in the second quarter of approximately $6.4 million, or 1.1%. After adjusting for both of these items, sales would have increased by 1.3% in the second quarter and 1.4% year-to-date.
     The food distribution segment EBITDA increased by 5.3%, or 41 basis points, in the second quarter and increased by 13.3%, or 66 basis points, in the year-to-date as compared to the same periods last year. EBITDA as a percentage of sales increased to 4.2% in the second quarter 2008 as compared to 3.8% last year. EBITDA as a percentage of sales increased to 4.2% in the year-to-date period in 2008 as compared to 3.6% in 2007.
Military Distribution Results

	2nd Quarter		%	YTD		%
(dollars in millions)	2008	2007	Change	2008	2007	Change
Sales	$304.6	290.5	4.9%	601.9	572.3	5.2%
Segment EBITDA[1]	$11.6	10.6	9.0%	22.8	20.5	11.2%
Percentage of Sales	3.8%	3.7%		3.8%	3.6%
     The military segment sales increase in the second quarter primarily reflects stronger domestic sales to commissaries. Military EBITDA increased by 9.0% in the second quarter and 11.2% year-to-date as compared to the same periods last year. The improvement in EBITDA margin as a percent of sales relative to the prior year periods was partially due to improved inventory management and partially due to improvements in productivity.
Retail Results

	2nd Quarter		%	YTD		%
(dollars in millions)	2008	2007	Change	2008	2007	Change
Sales	$137.7	140.5	(2.0%)	268.1	276.1	(2.9%)
Segment EBITDA[1]	$7.0	8.9	(20.9%)	13.6	15.6	(12.7%)
Percentage of Sales	5.1%	6.3%		5.1%	5.7%
     The retail segment sales decrease in both the second quarter and year-to-date comparisons is primarily attributable to the closure of four stores since the end of the second quarter 2007. Same store sales decreased 3.9% in the second quarter 2008 and 2.2% year-to-date when compared to the same periods in 2007. Same store sales were unfavorably affected by approximately $2.3 million, or 1.7% due to the shift of Easter to the first quarter in 2008 as compared to the second quarter in 2007. Excluding this impact, same store sales would have been down 2.2% for the quarter.

     The decrease in the retail segment EBITDA for the second quarter as compared to the prior year was primarily due to conversion costs totaling $1.0 million that were incurred during the second quarter 2008 in two acquired stores and two stores being remodeled and a prior year gain on the sale of an intangible asset of $0.5 million in the second quarter 2007.
     “As planned and previously outlined, we invested in several strategic projects which negatively impacted our corporate retail segment results during the second quarter,” Said Mr. Covington “We believe these investments are essential and will help to better position our corporate store group for the future as part of our overall strategic plan. I am delighted to welcome our new associates that came to Nash Finch through the stores we recently acquired from Albertson’s LLC in Rapid City, South Dakota and Scottsbluff, Nebraska. In addition, I am delighted by the initial customer response to our new prototype Family Fresh Market® that opened during the quarter in Hudson, Wisconsin.”
Liquidity
     Total debt decreased slightly by $6.1 million during the second quarter 2008 to $327.1 million. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the second quarter 2008 was 2.43, relatively flat to the ratio of 2.42 at the end of fiscal 2007. Availability on the Company’s revolving credit facility at the end of the quarter was $141.2 million.
New Asset-Backed Loan Credit Facility
     As previously announced, during the second quarter 2008, the Company completed the replacement of our senior secured credit facility. The Company entered into a $300 million revolving credit facility on April 11, 2008. This new asset-backed loan facility provides greater flexibility as well as reduced interest expense.
Share Repurchase Program Update
     During the second quarter 2008 the Company repurchased 71,574 shares in the open market for $2.3 million at an average price per share of $32.57. As of June 14, 2008, the Company had repurchased 842,038 shares of its common stock for a total of $29.3 million at an average price per share of $34.83, as a part of the share repurchase program, which authorizes the Company to purchase up to 1,000,000 shares of the Company’s common stock. The program took effect on November 19, 2007 and will continue until January 3, 2009.

Financial Target Progress
     Substantial improvement on most financial targets has been achieved since the targets were announced as part of the Company’s strategic plan in November 2006. In particular, from Fiscal 2006 to the second quarter 2008, Consolidated EBITDA margin improved from 2.2% to 3.2% of sales and the debt leverage ratio has improved by a full turn of EBITDA from 3.42 to 2.43. The organic revenue growth metric continues to improve as we have started to benefit from the initiatives associated with our strategic plan. The ratio of free cash flow to net assets metric was impacted during the second quarter of 2008 primarily due to our investment in a higher level of inventory in 2008. The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

	Long-term		2nd Quarter		Fiscal		Fiscal
Financial Targets	Target		2008		2007		2006
Organic Revenue Growth	2.0%		(2.0%)		(2.1%)		(2.9%)
Consolidated EBITDA Margin	4.0%		3.2%		2.8%		2.2%
Trailing Four Quarter Free Cash Flow2 / Net Assets	—		6.0%		9.2%		8.7%
Trailing Four Quarter Free Cash Flow2 / Net Assets Excluding Impact of Strategic Projects	10.0%		6.8%		—		—
Total Leverage Ratio (Total Debt / Trailing Four Quarter Consolidated EBITDA)	2.5 - 3.0	x	2.43	x	2.42	x	3.42	x

[2]	Defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters.
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     A conference call to review the second quarter 2008 results is scheduled for at 10 a.m. CT (11 a.m. ET) on July 17, 2008. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”
     Nash Finch Company is a Fortune 1000 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, Avanza® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.

     This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, “ “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:
•	the effect of competition on our distribution, military and retail businesses;

•	general sensitivity to economic conditions, including volatility in energy prices, food commodities, and changes in market interest rates;

•	our ability to identify and execute plans to expand our food distribution, military and retail operations;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	the success or failure of strategic plans, new business ventures or initiatives;

•	changes in consumer buying and spending patterns;

•	risks entailed by future acquisitions, including the ability to successfully integrate acquired operations and retain the customers of those operations;

•	changes in credit risk from financial accommodations extended to new or existing customers;

•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes, such as adverse determinations or developments with respect to the litigation or SEC inquiry discussed in Part I, Item 3 of this report;

•	technology failures that may have a material adverse effect on our business;

•	severe weather and natural disasters that may impact our supply chain;

•	changes in health care, pension and wage costs and labor relations issues;

•	threats or potential threats to security or food safety; and

•	unanticipated problems with product procurement.
     A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).
Contact: Bob Dimond, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	12		24
	Weeks Ended		Weeks Ended
	June 14,	June 16,	June 14,	June 16,
	2008	2007	2008	2007
Sales	$1,042,388	1,063,974	2,064,298	2,096,217
Cost of sales	948,100	967,892	1,877,396	1,909,414

Gross profit	94,288	96,082	186,902	186,803
Gross profit margin	9.1%	9.0%	9.1%	8.9%

Other costs and expenses:
Selling, general and administrative	64,988	65,488	126,172	132,047
Special charges	—	(1,282)	—	(1,282)
Depreciation and amortization	8,703	8,901	17,735	17,983
Interest expense	5,651	5,671	10,685	11,266

Total other costs and expenses	79,342	78,778	154,592	160,014

Earnings before income taxes	14,946	17,304	32,310	26,789

Income tax expense	4,838	7,697	10,925	11,894

Net earnings	$10,108	9,607	21,385	14,895

Net earnings per share:

Basic	$0.79	0.71	1.65	1.11
Diluted	$0.77	0.70	1.62	1.10

Cash dividends per common share	$0.180	0.180	0.360	0.360

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,847	13,492	12,927	13,465
Diluted	13,068	13,630	13,184	13,563

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	06/14/2008	12/29/2007
Assets
Current assets:
Cash and cash equivalents	$863	862
Accounts and notes receivable, net	194,791	197,807
Inventories	272,906	246,762
Prepaid expenses and other	21,269	27,882
Deferred tax assets	687	4,621

Total current assets	490,516	477,934

Notes receivable, net	14,990	12,429

Property, plant and equipment:	602,324	617,241
Less accumulated depreciation and amortization	(405,813)	(414,704)

Net property, plant and equipment	196,511	202,537

Goodwill	218,406	215,174
Customer contracts and relationships, net	26,704	28,368
Investment in direct financing leases	3,490	4,969
Other assets	12,674	9,971

Total assets	$963,291	951,382

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$3,914	3,842
Accounts payable	210,155	209,402
Accrued expenses	59,607	69,113

Total current liabilities	273,676	282,357

Long-term debt	296,116	278,443
Capitalized lease obligations	27,051	29,885
Deferred tax liability, net	11,964	7,227
Other liabilities	28,474	37,854
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value. Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 13,603 and 13,559 shares respectively	22,673	22,599
Additional paid-in capital	69,174	61,446
Common stock held in trust	(2,170)	(2,122)
Deferred compensation obligations	2,170	2,122
Accumulated other comprehensive income (loss)	(5,092)	(5,092)
Retained earnings	268,745	252,142
Treasury stock at cost, 848 and 434 shares, respectively	(29,490)	(15,479)

Total stockholders’ equity	326,010	315,616

Total liabilities and stockholders’ equity	$963,291	951,382

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	24
	Weeks Ended
	June 14,	June 16,
	2008	2007
Operating activities:
Net earnings	$21,385	14,895
Adjustments to reconcile net earnings to net cash provided by operating activities:

Special charge	—	(1,282)
Depreciation and amortization	17,735	17,983
Amortization of deferred financing costs	1,360	377
Amortization of rebatable loans	1,878	1,446
Increase (decrease) in provision for bad debts	(1,212)	873
Provision for lease reserves	(1,995)	(63)
Deferred income tax expense	8,671	2,963
LIFO charge	3,531	1,615
Stock-based compensation	3,965	2,540
Other	1,030	1,124
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	4,733	6,856
Inventories	(27,351)	(19,545)
Prepaid expenses	1,784	2,630
Accounts payable	(4,495)	649
Accrued expenses	(10,638)	(1,179)
Income taxes payable	4,831	8,468
Other assets and liabilities	(2,301)	(283)

Net cash provided by operating activities	22,911	40,067

Investing activities:
Disposal of property, plant and equipment	246	2,259
Additions to property, plant and equipment	(9,884)	(5,804)
Business acquired, net of cash	(6,772)	—
Loans to customers	(5,102)	(433)
Other	349	634

Net cash used in investing activities	(21,163)	(3,344)

Financing activities:
Proceeds (payments) of revolving debt	136,600	(25,300)
Dividends paid	(4,619)	(4,834)
Repurchase of common stock	(14,348)	—
Payments of long-term debt	(118,913)	(319)
Payments of capitalized lease obligations	(1,923)	(1,451)
Increase (decrease) in bank overdraft	3,988	(6,590)
Payments of deferred financing costs	(2,868)	—
Other	336	2,147

Net cash used by financing activities	(1,747)	(36,347)

Net increase in cash and cash equivalents	1	376
Cash and cash equivalents:
Beginning of period	862	958

End of period	$863	1,334

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	12	12
	Weeks Ended	Weeks Ended
	June 14,	June 16,
Other Data (In thousands)	2008	2007
Total debt	$327,081	324,560
Stockholders’ equity	$326,010	308,127
Capitalization	$653,091	632,687
Debt to total capitalization	50.1%	51.3%

Non-GAAP Data
Consolidated EBITDA (a)	$33,607	33,275
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (b)	2.43	2.95

Comparable GAAP Data
Debt to earnings before income taxes (b)	5.19	(70.69)

(a)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan

(b)	Leverage ratio is defined as the Company’s total debt at June 14, 2008 and June 16, 2007, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2008

	2007	2007	2008	2008	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Earnings before income taxes	$18,237	12,496	17,364	14,946	63,043
Add/(deduct)
Interest expense	6,948	5,367	5,034	5,651	23,000
Depreciation and amortization	11,902	8,997	9,032	8,703	38,634
LIFO	1,077	2,399	1,134	2,397	7,007
Lease reserves	614	—	(2,094)	99	(1,381)
Asset impairments	640	87	395	401	1,523
Losses (gains) on sale of real estate	—	(1,720)	—	—	(1,720)
Subsequent cash payments on non-cash charges	(918)	(1,011)	(2,184)	(612)	(4,725)
Share-based compensation	1,632	3,614	1,943	2,022	9,211

Total Consolidated EBITDA	$40,132	30,229	30,624	33,607	134,592

	2007	2007	2008	2008	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Segment Consolidated EBITDA
Food Distribution	$31,750	26,143	25,270	24,975	108,138
Military	13,000	10,545	11,234	11,554	46,333
Retail	7,905	4,000	6,645	7,003	25,553
Unallocated Corporate Overhead	(12,523)	(10,459)	(12,525)	(9,925)	(45,432)

	$40,132	30,229	30,624	33,607	134,592

	2007	2007	2008	2008	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Segment profit
Food Distribution	$28,601	23,796	22,940	22,885	98,222
Military	12,406	10,067	10,762	11,091	44,326
Retail	5,096	1,902	4,543	4,774	16,315
Unallocated Corporate Overhead	(27,866)	(23,268)	(20,881)	(23,804)	(95,819)

	$18,237	12,497	17,364	14,946	63,044

FY 2007

	2006	2006	2007	2007	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Earnings (loss) before income taxes	$(6,287)	(25,253)	9,485	17,304	(4,751)
Add/(deduct)
Interest expense	7,906	6,551	5,595	5,671	25,723
Depreciation and amortization	12,685	9,447	9,082	8,901	40,115
LIFO	1,590	117	808	807	3,322
Lease reserves	4,455	2,675	(888)	825	7,067
Asset impairments	2,522	4,127	866	275	7,790
Losses (gains) on sale of real estate	25	37	—	(147)	(85)
Subsequent cash payments on non-cash charges	(1,862)	(686)	(700)	(663)	(3,911)
Share-based compensation	233	486	956	1,584	3,259
Special charges	6,253	—	—	(1,282)	4,971
Goodwill impairment	—	26,419	—	—	26,419

Total Consolidated EBITDA	$27,520	23,920	25,204	33,275	109,919

	2006	2006	2007	2007	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Segment Consolidated EBITDA after reclass of bad debt expense
Food Distribution	$26,030	20,234	20,637	23,715	90,616
Military	11,850	9,941	9,892	10,602	42,285
Retail	8,633	6,227	6,784	8,857	30,501
Unallocated Corporate Overhead	(18,993)	(12,482)	(12,109)	(9,899)	(53,483)

	$27,520	23,920	25,204	33,275	109,919

	2006	2006	2007	2007	Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Segment profit after reclass of bad debt expense
Food Distribution	$22,689	17,676	18,180	21,343	79,888
Military	11,283	9,485	9,472	10,170	40,410
Retail	5,645	4,296	4,821	6,818	21,580
Unallocated Corporate Overhead	(45,904)	(56,710)	(22,988)	(21,027)	(146,629)

	$(6,287)	(25,253)	9,485	17,304	(4,751)